                                                                       Exhibit 5


                             CHARMING SHOPPES, INC.
             450 Winks Lane * Bensalem, PA  19020 * (215) 245-9100

October 24, 1994

Charming Shoppes, Inc.
450 Winks Lane
Bensalem, Pennsylvania  19020

Re:   Registration Statement on Form S-8 Relating to the
      Charming Shoppes, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

In my capacity as General Counsel to Charming Shoppes, Inc., a Pennsylvania corporation (the "Company"), I have acted as counsel to the Company in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 2,000,000 shares of the Company's common stock, par value $.10 per share (the "Registered Stock"), to be offered and sold under the Charming Shoppes, Inc. Employee Stock Purchase Plan (the "Plan"). I have examined such records, documents, statutes and decisions as I have deemed relevant in rendering this opinion.

In my opinion, the shares of Registered Stock that may be originally issued by the Company in connection with the Plan will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable shares of common stock of the Company.

The opinions set forth above are limited to the Pennsylvania Business Corporation Law.

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion and consent, I do not thereby admit that I am acting within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

CHARMING SHOPPES, INC.

  /s/ Colin D. Stern
Colin D. Stern
Executive Vice President
and General Counsel

CDS/rg





                               Sequential Page 10